Exhibit 10.3

AMENDMENT NO. 1

TO THE

EMPLOYMENT AGREEMENT

BETWEEN

HORIZON LINES, INC. AND STEPHEN H. FRASER

This Amendment No. 1, dated June 7, 2012 to the Employment Agreement between Horizon Lines, Inc. (the “Company”) and Stephen H. Fraser (the “Executive”), which was entered into as of March 3, 2011 (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Executive is employed as the interim President and Chief Executive Officer of the Company; and

WHEREAS, the Executive and the Company’s Board of Directors (the “Board”) wish to amend the Employment Agreement to provide for transition of the Executive’s duties and responsibilities from the Executive to a successor President and Chief Executive Officer (“Successor CEO”) when such a Successor CEO is hired.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 1(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(a) Term. Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate as of the date a successor President and Chief Executive Officer (a “Successor CEO”) commences employment with the Company, unless terminated earlier by either party upon written notice pursuant to the procedures set forth in Section 5 hereof (the “Employment Term”). Notwithstanding the foregoing, the Board and Executive may agree to extend the Employment Term for a specified period following commencement of employment of the Successor CEO, if such extension is determined by the Board to be appropriate for the effective transition of Executive’s duties and responsibilities to such Successor CEO. Subject to Section 2(b) below, upon the termination of Executive’s employment, Executive (or his estate, heirs or beneficiaries, as applicable) shall be entitled to (i) payment of any earned, but unpaid Salary (with Salary for the final month of the Employment Term pro-rated to reflect Executive’s total number of days of employment during such month), (ii) payment of any accrued but unused vacation or paid time off, and (iii) other employee benefits to which Executive is entitled upon termination of employment in accordance with the terms of the applicable plans and programs of the Company.”

2. Section 1(c) of the Employment Agreement is amended by adding the following new sentence to the end thereof:

“Executive shall resign as a member of the Board effective as of the date on which the Successor CEO commences employment and is appointed to the Board.”

3. In all other respects not amended, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed on the date first written above.

HORIZON LINES, INC.

By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky
Chairman, Board of Directors

EXECUTIVE

/s/ Stephen H. Fraser
Stephen H. Fraser

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